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                           EXHIBIT NO. 10(A)
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                      THE PROGRESSIVE CORPORATION

                              1996 PROCESS

                         MANAGEMENT BONUS PLAN




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                      THE PROGRESSIVE CORPORATION
                   1996 PROCESS MANAGEMENT BONUS PLAN


1. The Progressive Corporation and its subsidiaries ("Progressive") have created the 1996 Process Management Bonus Plan (the "Plan") to provide Process Leaders with incentives to foster teamwork, and provide strong leadership and performance, in the pursuit of Progressive's process improvement objectives.

2. The Plan will be administered by or under the direction of the Executive Compensation Committee (the "Committee") of the Board of Directors. Progressive's Process Leaders are eligible to be selected for participation in the Plan. Progressive's Chief Executive Officer ("CEO") will select the individuals who will participate in the Plan with respect to each Plan year ("participants"). Plan years shall coincide with Progressive's fiscal years. The individuals who have been selected to participate in the Plan for 1996 are identified on Exhibit A hereto.

3. Subject to the following sentence, the amount of the process management bonus earned by any participant under the Plan for any Plan year ("Process Management Bonus") will be determined by application of the following formula:

         Process Management Bonus = Paid Salary x Target Percentage x Performance Factor

         The Process Management Bonus payable to any participant with respect to any Plan year may not exceed $300,000.00.

4. The salary rate of each Plan participant for any Plan year shall be as established or approved by the Committee (or by the CEO with respect to any participants who are not executive officers) no later than ninety (90) days after commencement of such Plan year. For purposes of the Plan, "salary" and "Paid Salary" shall include (a) regular, vacation, sick, holiday and funeral pay received by the participant during the Plan year for work or services performed by the participant as an officer or employee of Progressive; (b) merit cash awards based on performance that "exceeds" expectations that are paid during the Plan year and (c) retroactive payments of any of the foregoing items paid during the same Plan year.

         For purposes of the Plan, "salary" and "Paid Salary" shall not include any (a) short-term or long-term disability payments,
         (b) discretionary bonus payments or (c) the earnings replacement component of any worker's compensation award.

         Notwithstanding the foregoing, if the sum of the regular, vacation, sick, holiday and funeral pay received by a participant during a Plan year exceeds his/her salary range maximum for that Plan year, then his/her Paid Salary for that Plan year shall equal his/her salary range maximum, plus any merit cash awards received by such participant during that Plan year.

5. The Target Percentage for all participants in the Plan shall be forty percent (40%) for the 1996 Plan year and for each Plan year thereafter until otherwise determined by the Committee.





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6.      The Performance Factor
        ----------------------
        A.      General
                -------

                The Performance Factor, which measures process management performance, shall be determined annually for each participant by evaluating (a) the contribution made by such participant, in terms of leadership, performance and teamwork, as a member of his/her assigned Process Team and Progressive's Policy Team, and (b) the performance of such participant's Process Team (or other function assigned for purposes of this Plan) in meeting its assigned objectives for the Plan year, as approved by the Policy Team.

        B.      Basis of Evaluation
                -------------------

                For purposes of the Plan, and in accordance with the Process Management Bonus Matrix set forth below, process management performance for a given Plan year will be evaluated as follows:

                      (1) The Policy Team will evaluate the results of each Process Team for that Plan year against criteria and by a process mutually developed and agreed to by all Policy Team members.
                      (2) The Policy Team, through a peer review process, will evaluate the process management contribution of each Process Leader, as well as his/her overall contributions to the Policy Team.


                Process Leaders are expected to demonstrate leadership, teamwork and innovation within their respective process areas and with respect to specific areas of cost reduction and/or service improvement and as a member of the Policy Team. A participant that demonstrates the expected level of leadership, teamwork, innovation and achievement of assigned process performance objectives will earn a Performance Management Bonus Matrix score of
                1.0. Such score can vary from 0 to 2.0, depending on performance.





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      C.   Process Management Bonus Matrix
           -------------------------------

Process management performance results will be measured by the following Bonus Matrix:

Process Team
Performance:
- ------------
Exceeds           0                  .75               1.25              1.50                2.0

Meet/Exceeds      0                  .675              1.125             1.25                1.75

Meets             0                  .50               1.00              1.125               1.50

Meets/DNM         0                  .25                .50               .675               1.0

Does Not Meet     0                  0                 0                 0                   0

                 No                  Some              Sustained         Extraordinary       World Class
                 Significant         Significant       Significant       Process/Team        Profit/Volume
Individual       Process/Team        Process/Team      Process/Team      Leadership &        producing break-
Contribution:    Contribution        Contributions     Contributions     Innovation          throughs
- -------------

Process Team performance is expected to at least "meet" objectives, while individual participants are expected to make at least "sustained significant contributions" to their assigned Process Teams.

The Process Management Bonus Matrix may be changed or adjusted from year to year by the CEO, subject to Paragraph 3 hereof.

7. The Process Management Bonus earned for any Plan year shall be paid to participants as soon as practicable after the results for the Plan year have been determined, but no later than March 1 of the immediately following year. The provisions of this Paragraph shall be subject to Paragraph 8 hereof.

        Process Management Bonuses payable under this Plan may not be deferred under The Progressive Corporation Executive Deferred Compensation Plan.

8. Unless otherwise determined by the Committee, in order to be entitled to receive a Process Management Bonus for any Plan year, the participant must be employed by Progressive on the date designated for payment thereof. Process Management Bonus payments made to participants will be net of any legally required deductions for federal, state and local taxes and other items.

9. The right to any Process Management Bonus hereunder shall not be transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.

10. The Plan shall be administered by or under the direction of the Committee. The Committee shall have the authority to adopt, alter and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion deem advisable.

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         The Committee shall have full authority to determine the
         manner in which the Plan will operate. Subject to the foregoing, the CEO shall have full authority to interpret the provisions of the Plan and to make all determinations thereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.

11. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion.

12. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive's general assets.

13. Nothing in the Plan shall be construed as conferring upon any person the right to become or remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive's right to discipline or discharge any of its officers or employees or change their job duties or compensation.

14. Progressive shall have the unrestricted right to set off against or recover out of any bonuses or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

15. This Plan shall be effective for 1996 and for each year thereafter, unless and until terminated by or with the approval of the Committee.

16. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.




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               1996 Process Management Bonus Plan Participants
               -----------------------------------------------

                               Process Leaders
                               ---------------

                                  Alan Bauer
                                Tom Forrester
                                 Willy Graves
                                 Bob McMillan
                                Glenn Renwick


































                               EXHIBIT A